EXHIBIT 99


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CEL-SCI CORPORATION                                         NEWS RELEASE

8229 Boone Boulevard, Suite 802                            COMPANY CONTACT:
Vienna, VA  22182.  USA                                    Gavin de Windt
Telephone (703) 506-9460                                   CEL-SCI Corporation
 www.cel-sci.com                                           (703) 506-9460

                 CEL-SCI ANNOUNCES INITIATION OF ARBITRATION
                AGAINST FORMER CLINICAL RESEARCH ORGANIZATION

Vienna, VA, October 31, 2013 - CEL-SCI Corporation (NYSE MKT: CVM) announced today that it has initiated an arbitration claim against inVentiv Clinical, LLC (f/k/a PharmaNet, LLC and PharmaNet GmbH (f/k/a PharmaNet AG)), a clinical research organization. CEL-SCI initially retained inVentiv Clinical to conduct the Phase III Clinical Trial of CEL-SCI's investigational drug Multikine* (Leukocyte Interleukin, Injection). CEL-SCI terminated inVentiv in or about
April 2013 and replaced it with two clinical research organizations, Aptiv Solutions, Inc. and Ergomed Clinical Research Ltd. CEL-SCI's arbitration claim is initiated under the Commercial Rules of the American Arbitration Association alleging (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud, and seeks at least $50 million in damages.

About Multikine:

Multikine is a new investigational immunotherapeutic agent that is in a global Phase III clinical trial as a potential first-line treatment for advanced primary head and neck cancer. If approved for use following completion of CEL-SCI's clinical development program for head and neck cancer, Multikine would be a different type of therapy in the fight against cancer; one that appears to have the potential to work with the body's natural immune system in the fight against tumors. The Multikine Phase III study is enrolling patients with advanced primary, not yet treated, head and neck cancer on 3 continents around the world. Multikine is intended to create an anti-tumor immune response to reduce local / regional tumor recurrence and thereby increase the survival of these patients. CEL-SCI has recently signed a Cooperative Research and Development Agreement with the US Navy to develop Multikine as a potential treatment for HIV/HPV co-infected men and women with anal warts. CEL-SCI also recently signed a co-development agreement with Ergomed Clinical Research for the development of Multikine for HIV/HPV co-infected women with cervical dysplasia and another agreement to support the development with the US Navy of Multikine as a potential treatment for HIV/HPV co-infected men and women with anal warts. HPV has been shown to be related to some head and neck cancers as well.

About CEL-SCI Corporation:

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. The lead investigational therapy is Multikine (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial. CEL-SCI is also investigating a different peptide-based immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and a vaccine (CEL-2000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing



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regions of H1N1  Pandemic  Flu (See Journal of Clinical  Investigation  - J Clin
Invest. 2013; 123(7):2850-2861. doi: 10.1172/JCI67550) Avian Flu (H5N1), and the
Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or maybe Spanish Flu. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

  * Multikine is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine (Leukocyte Interleukin, Injection). Further research is required, and early-phase clinical trial results must be confirmed in the well-controlled, Phase III clinical trial of this investigational therapy that is currently in progress.

For more information, please visit www.cel-sci.com

When used in this press release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended September 30, 2012. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.